QuickLinks -- Click here to rapidly navigate through this document

As Filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EQUIFIN, INC.
(Exact name of Registrant as specified in its charter)

Delaware (state or other jurisdiction of incorporation or organization)	13-3256265 (I.R.S. Employer Identification No.)

1011 Highway 71
Spring Lake, New Jersey 07762
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Walter M. Craig, Jr.
Chief Executive Officer
1011 Highway 71
Spring Lake, New Jersey 07762
(732) 282-1411
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Michael R. Epps, Esq.
EquiFin, Inc.
1011 Highway 71
Spring Lake, New Jersey 07762
(732) 282-1411

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	7,461,353 shares	$.78	$5,819,855.34	$470.83

(1)
Estimated pursuant to Rule 457(c), solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low sales prices of the common stock on November 17, 2003, as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 19, 2003

EQUIFIN, INC.

7,461,353 shares of common stock

        This prospectus relates to 7,461,353 shares of common stock, $.01 par value per share, of EquiFin, Inc. that may be offered for sale by certain of our security holders, including 175,000 shares of our common stock that we are currently committed to issue and 7,286,353 shares of our common stock issuable upon exercise of our common stock purchase warrants and conversion of our convertible notes. These shares of common stock, common stock purchase warrants and convertible notes were acquired by the selling security holders in private placements.

        The prices at which the selling security holders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares of common stock. However, we will receive the exercise price of the warrants relating to some of the common stock upon exercise by the selling security holders, to the extent the warrants are exercised for cash.

        Our common stock is currently traded on the American Stock Exchange under the trading symbol "II." On November 17, 2003 the last reported sales price of the common stock on that market was $.72 per share.

        INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A LOSS OF ALL OR A PORTION OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE     .

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL AND COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS                        , 2003

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

1.
Our Annual Report on Form 10-KSB for the year ended December 31, 2002;

2.
Our Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003;

3.
Our Current Reports on Form 8-K filed on October 3, 2003, July 8, 2003 and February 6, 2003; and

4.
The description of our common stock set forth in our Registration Statement on Form 8-A, filed with the SEC on February 2, 1987.

        The reports and other documents that we file under the Exchange Act after the date of this prospectus and before all of the shares under it have been sold will be incorporated by reference into this prospectus and will update and supersede the information in this prospectus.

        This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to us by writing or telephoning us at:

EquiFin, Inc.
1011 Highway 71
Spring Lake, New Jersey 07762
Attention: Walter M. Craig, Jr., President
Telephone: (732) 282-1411

EQUIFIN, INC.

        We primarily provide capital to small and mid-size business enterprises through senior secured loans and accounts receivable funding. Less frequently, we may provide funding to small and mid-size business enterprises through subordinated secured loans, bridge loans, convertible loans, loan guarantees and other similar opportunistic situations.

        On June 20, 2003 we signed a definitive merger agreement with Celtic Capital Corporation and its principal stockholders, pursuant to which we agreed to acquire Celtic by merging it with and into our wholly-owned subsidiary. In accordance with the merger agreement, in September 2003, we elected not to proceed with the merger.

        We were incorporated in Delaware in March 1984. Our principal executive offices are located at 1011 Highway 71 Spring Lake, New Jersey 07762; and our telephone number is (732) 282-1411.

RISK FACTORS

        Before investing in our common stock offered by this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference in this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of those risks or uncertainties or any of the risks and uncertainties described below actually occur, our business, financial condition, prospects or results of operations could be materially and adversely affected. In that case, the trading price of the common stock offered in this prospectus could decline, and you may lose all or part of your investment.

WE HAVE RECENTLY SHIFTED OUR BUSINESS STRATEGY

        We did not actively initiate our current finance activities until the first quarter of 2002. Although members of our management have extensive experience in the structured finance business, our track record in this industry through the Company is limited. Our new operations are subject to all of the risks inherent in the establishment of a new business enterprise, and there can be no assurance that we will be successful.

OUR LIMITED OPERATING HISTORY LIMITS YOUR ABILITY TO EVALUATE OUR BUSINESS AND PROSPECTS AND MAY INCREASE YOUR INVESTMENT RISK

        Since we commenced our current finance activities during the first quarter of 2002, we have only a limited operating history for purposes of your evaluation of our business and prospects. Because of this limited operating history, we may not be able to:

  •
  successfully compete with our competitors for loan opportunities to the degree necessary to establish profitable operations;

  •
  continue to find loan opportunities that meet our strict underwriting parameters;

  •
  continue to grow and manage our growth;

  •
  predict what level of delinquencies or defaults we may experience with respect to our loans over longer periods of time;

  •
  raise additional capital that is required to expand our portfolio to attain profitable operations or to fund our ongoing operations; or

  •
  respond to changes in the marketplace.

        Our operating results may fluctuate and, therefore, you should not rely on our results in any prior reporting period to be indicative of our performance in future reporting periods. Many different factors could cause our operating results to vary from quarter-to-quarter, including those factors discussed in this "Risk Factors" section.

WE HAVE INCURRED LOSSES FROM OUR CONTINUING OPERATIONS AND MAY CONTINUE TO INCUR LOSSES AND THE LOSS OF ANY CURRENT LOAN WOULD BE ADVERSE TO OUR EFFORTS TO BECOME PROFITABLE

        We incurred a loss from continuing operations of $1,189,000 for the nine months ended September 30, 2003 and had revenues from continuing operations of $1,469,000. For the comparable period of the preceding year (the 9-month period ended September 30, 2002), we incurred a loss from continuing operations of $1,046,000 on revenues from continuing operations of $1,083,000. For the year ended December 31, 2002, we incurred a loss from continuing operations of $1,334,000 on revenues from continuing operations of $1,619,000 compared to a loss of $906,000 on revenues of $330,000 from continuing operations for the previous year (the year ended December 31, 2001). There is no assurance of when, or if, we will be profitable. In addition, while we work to initiate new loans, our loss of any client or loan during this period would lengthen the time necessary to reach profitable operations. If we are able to become profitable, there is no assurance that we will remain so.

WE WILL NEED ADDITIONAL CAPITAL FOR OUR OPERATIONS

        The structured finance business is capital intensive. It requires significant expenditure of funds to establish a portfolio of loans from which revenues may be generated. We believe that we will need to raise additional capital to attain profitable operations. There is no assurance that we will be able to raise these funds. If we are not able to obtain this additional capital, we may be forced to dramatically reduce expenses and seek an alternative business opportunity. Even if we are successful in obtaining sufficient funds to be profitable, we will continue to be dependent upon future financings to continue to expand our portfolio of loans. Accordingly, our cash requirements have been and will continue to be significant. If we are unable to obtain additional funding when needed, we may be required to curtail significantly one or more aspects of our operations, and our business and financial condition could be adversely affected in a material way.

        Our current credit facility, with Wells Fargo Foothill Corporation ("WFF"), permits us to borrow up to $20,000,000 based upon a formula related to a specified borrowing base, consisting of eligible purchased accounts and eligible notes receivable, as defined in the Loan and Security Agreement between our subsidiary, Equinox Business Credit Corp., and WFF. As of September 30, 2003, the outstanding commitments under this line were $16,500,000 with loans under this facility of $13,100,000. The facility matures on December 19, 2004. Although we believe the full use of the credit available under our credit facility will enable us to realize profitable operations, we believe that during 2004 we will need to significantly increase the maximum amount that we are permitted to borrow under this facility or under a replacement facility in order to continue our growth as contemplated. There can be no assurance that we will be able to obtain a credit facility that permits borrowings above $20,000,000 or that we will be able to extend the maturity date of our current credit facility beyond December 19, 2004 or find a replacement facility prior to the maturity date. In addition, even if we are able to find a replacement facility or increase the amount of borrowings permitted under our current facility, there can be no assurance that we will be able to do so on favorable terms.

        Our current credit facility requires us to maintain a minimum tangible net worth and a minimum interest coverage ratio, as well as a leverage ratio not in excess of a specified amount. We have, during the term of this facility, been in default on the minimum tangible net worth and interest coverage ratio requirements, and have not complied with the tangible net worth requirements, or the minimum interest coverage ratio for September 2003. We failed to meet the tangible net worth requirement at

September 30, 2003, by $18,000 and had a minimum interest coverage ratio of .89 to 1 for September 2003, compared to the ratio of 1.1 to 1 that was required. We have obtained waivers of previous defaults from our lender, but have not obtained waivers with respect to these most recent defaults. Although we believe, given the previous waivers obtained, that we will obtain waivers for these current defaults, there is no assurance that we will be able to do so, or the net worth shortfall may be cured upon demand by a further capital contribution to Equinox by the Company. In addition, even if waivers with respect to these defaults are obtained or the defaults are cured, there is no assurance that we will be able to avoid defaulting on these requirements in the future, or that if there are future defaults, that we will be able to obtain waivers. If we are unable to obtain waivers, our lender may attempt to exercise its rights under the facility, including terminating the facility and curtailing our ability to borrow additional funds.

        If we are unable to extend the maturity date of our current credit facility or find a replacement facility prior to the maturity date, our existing facility would terminate and we may no longer have the right to borrow any additional funds under our existing credit facility and would not have a replacement facility; all cash flow generated by our loans securing our current facility, which are substantially all of our loans, would go to pay down our borrowings thereunder. Additionally, if the facility were terminated due to our breach, noncompliance or default, our lender would have the right to liquidate or sell all of our loans held as security for that facility. Consequently, if our current facility were to terminate, our liquidity position would be materially adversely affected, and we may not be able to satisfy our outstanding loan commitments, originate new loans or continue to fund our operations.

WE MAY NOT RECOVER THE VALUE OF AMOUNTS THAT WE LEND

        Our principal subsidiary, Equinox Business Credit Corp., has experienced credit losses since commencing operations in January 2002. A credit loss occurs when we determine that all or part of the principal of a particular loan has become unrecoverable and will not be repaid. As of September 30, 2003, we had an allowance for loan losses of $150,000, reflecting our judgment of the possible loan losses inherent in our current portfolio. If we were to experience material losses on our portfolio, they would have a material adverse effect on our revenues, assets and possibly our ability to fund our business.

WE MAKE LOANS TO PRIVATELY OWNED SMALL AND MEDIUM-SIZED COMPANIES, WHICH PRESENT A GREATER RISK OF LOSS THAN LARGER COMPANIES

        Our portfolio consists primarily of commercial loans to small and medium-sized, privately owned businesses with annual revenues ranging typically from $2,000,000 to $20,000,000. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our clients to make scheduled payments of interest or principal on our loans. Accordingly, advances made to these types of clients entail higher risks than advances made to companies who are able to access traditional credit sources.

        Numerous factors may affect a client's ability to make scheduled payments on its loan, including the failure to meet its business plan or a downturn in its industry. In part because of their smaller size, our clients may:

  •
  experience significant variations in operating results;

  •
  have narrower product lines and market share than their larger competitors;

  •
  be particularly vulnerable to changes in customer preferences and market conditions;

  •
  be more dependent than larger companies on one or more major customers, the loss of which could materially impair their business, financial condition and prospects;

  •
  face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

  •
  depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client's financial condition or prospects;

  •
  have less skilled or experienced management personnel than larger companies; or do business in regulated industries, such as the healthcare industry, and could be affected by policy or regulatory changes.

        Accordingly, any of these factors could impair a client's cash flow or result in other events, such as bankruptcy, which could limit that client's ability to repay its obligations to us, and may lead to losses in our portfolio and a decrease in our revenues, net income and assets.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR US TO ACCURATELY JUDGE THE CREDIT PERFORMANCE OF OUR PORTFOLIO AND, AS A RESULT, INCREASES THE RISK THAT OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE INADEQUATE

        Our business depends on the creditworthiness of our clients. While we conduct extensive due diligence and a thorough review of the creditworthiness of each of our clients, this review requires the application of significant judgment by our management. Our judgment may not be correct.

        We maintain an allowance for loan losses on our financial statements in an amount that reflects our judgment concerning the potential for losses inherent in our portfolio. Our reserve rate was developed independent of the historical performance of our portfolio. Management periodically reviews the appropriateness of our allowance considering economic conditions and trends, collateral values and credit quality indicators. Because of our limited operating history and the relative lack of seasoning of our loans make it difficult to judge the credit performance of our portfolio, we cannot assure you that our estimates and judgment with respect to the appropriateness of our allowance for loan losses are accurate. Our allowance may not be adequate to cover credit losses in our portfolio as a result of unanticipated adverse changes in the economy or events adversely affecting specific clients, industries or markets. If our allowance for loan losses is not adequate, our net income will suffer, and our financial performance and condition could be significantly impaired.

A CLIENT'S FRAUD COULD CAUSE US TO SUFFER LOSSES

        Although our business demands that we take efforts to understand, oversee and control our client's activities and assets, a client could defraud us by, among other things:

  •
  directing the proceeds of collections of its accounts receivable to bank accounts other than our established lockboxes;

  •
  failing to accurately record accounts receivable aging;

  •
  overstating or falsifying asset records; or

  •
  providing inaccurate reporting of other financial information.

        The failure of a client to accurately report its financial position, compliance with loan covenants or eligibility for additional borrowings could result in the loss of some or all of the principal of a particular loan or loans including, in the case of revolving loans, amounts we may not have advanced had we possessed complete and accurate information.

THE COLLATERAL SECURING A LOAN MAY NOT BE SUFFICIENT TO PROTECT US FROM A PARTIAL OR COMPLETE LOSS IF THE LOAN BECOMES NON-PERFORMING, AND WE ARE REQUIRED TO FORECLOSE

        While all of our loans are secured by liens on specified collateral of our clients, there is no assurance that the collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we move to foreclose on the collateral. The collateral securing our loans is subject to inherent risks that may limit our ability to recover the principal of a non-performing loan. Listed below are some of the risks that may affect the value of different types of collateral in which we typically take a security interest.

        Inventory.    In those cases where we have advanced credit against a client's inventory asset and we have taken a security interest in the inventory of the client, the inventory may not be adequate to fully secure our loan if, among other things, any of the following occur:

  •
  our valuation of the inventory at the time we made the loan was not accurate;

  •
  there is a reduction in the demand for the inventory or the inventory becomes obsolete;

  •
  the value of the inventory, including, for example, inventory in the retail industry, decreases due to seasonal fluctuations;

  •
  the inventory is made up of several component parts and the value of those parts falls below expected levels; or

  •
  the client misrepresents, or does not keep adequate records of, important information concerning the inventory such as the quantity or quality of inventory on hand.

        Accounts Receivable.    Factors that could reduce the value of accounts receivable securing our loans include, among other things:

  •
  problems with the client's underlying product or services which result in greater than anticipated returns or disputed accounts;

  •
  unrecorded liabilities such as rebates, warranties or offsets;

  •
  the disruption or bankruptcy of key customers who are responsible for material amounts of the accounts receivable; or

  •
  the client misrepresents, or does not keep adequate records of, important information concerning the amounts and aging of its accounts receivable.

        Equipment.    The equipment of a client securing our loan could lose value as a result of, among other things:

  •
  changes in market or industry conditions;

  •
  the failure of the client to adequately maintain or repair the equipment; or

  •
  changes in technology or advances in new equipment that render the client's equipment obsolete or of limited value.

        Any one or more of the preceding factors could materially impair our ability to recover principal in a foreclosure on the related loan.

WE MAY INCUR LENDER LIABILITY AS A RESULT OF OUR LENDING ACTIVITIES

        In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed "lender liability."

Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability. We cannot assure you that these claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

WE ARE DEPENDENT UPON KEY PERSONNEL

        We are highly dependent on the services of our Chairman of the Board, Walter M. Craig, Jr., and Allen H. Vogel, the President of our principal subsidiary. Although we have employment agreements with each of Messrs. Craig and Vogel, the loss of either of their services would materially adversely affect us. Mr. Vogel's employment agreement terminates on December 19, 2004, and as a result, there can be no assurance that his employment will continue after that date.

WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

        As our structured finance operations grow, we will need to hire qualified personnel. However, we may be unable to attract and retain qualified management, sales and credit personnel on terms that are acceptable to us.    If we have any difficulty in attracting and retaining qualified personnel on acceptable terms, our business, financial position or operating results could be adversely affected.

WE ARE IN A HIGHLY COMPETITIVE BUSINESS AND MAY NOT BE ABLE TO TAKE ADVANTAGE OF ATTRACTIVE LENDING OPPORTUNITIES

        The commercial lending industry is highly competitive. Although we believe the market for providing smaller, asset-based loans is not as competitive as the market for providing asset-based loans that are larger than $5,000,000, we have competitors who also make the same types of loans to small and medium-sized privately owned businesses that are our target clients.

        Our competitors include a variety of:

  •
  specialty and commercial finance companies;

  •
  national and regional banks;

  •
  private mezzanine funds;

  •
  private investment groups; and

  •
  other equity and non-equity based investment groups.

        Some of our competitors have greater financial, technical, marketing and other resources than we do. They also have greater access to capital than we do and at a lower cost than is available to us. Furthermore, we would expect to face increased price competition if lenders seek to expand within or enter our target markets. As a result, we may not be able to attract and retain new clients and sustain the rate of growth that we have experienced to date, and our market share and future revenues may decline. If our existing clients choose to use competing sources of credit to refinance their loans, the rate at which loans are repaid may be increased, which could change the characteristics of our loan portfolio as well as cause our anticipated return on our existing loans to vary.

WE ARE SUBJECT TO STATE REGULATIONS

        Generally, we are subject to regulation and supervision in the jurisdictions in which we operate. They are primarily for the benefit of our customers, not our investors, and may adversely affect our discretion in operating our business and limit our ability to derive profits from our business. For example, state laws often establish maximum allowable finance charges for certain commercial loans.

        If we violate applicable statutes or regulations, we may be subject to civil fines and criminal penalties. Future legislation, regulations, orders, amendments or interpretations could materially adversely affect our business, financial position and operating results.

OUR ABILITY TO PAY DIVIDENDS MAY BE LIMITED

        We have not paid any dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. Our principal subsidiary's working capital credit facility restricts the distribution of funds to us, and accordingly, could restrict our ability to pay dividends.

THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK AS A RESULT OF THE CONVERSION OR EXERCISE OF CURRENTLY OUTSTANDING DERIVATIVE SECURITIES MAY CAUSE OUR STOCK PRICE TO DECLINE

        We currently have 7,597,000 shares of common stock outstanding, and are contractually committed to issue an additional 375,000 shares of common stock that are not as yet outstanding. In addition, the following shares of our common stock are issuable upon exercise or conversion of currently outstanding securities:

        1, 627,500 shares are issuable upon exercise of currently outstanding common stock purchase options having exercise prices ranging from $.25 to $1.50;

        5,876,101 shares are issuable upon exercise of currently outstanding common stock purchase warrants having exercise prices ranging from $.25 to $1.00; and

        2,622,098 shares are issuable upon conversion of an aggregate of $1,127,500 principal amount of convertible notes having a current conversion price of $.43 per share, and 2,204,545 shares of common stock are issuable upon conversion of shares of preferred stock that the Company has committed to issue in exchange for other convertible debt.

        The possibility of exercise or conversion of these securities and the inclusion of the underlying shares of common stock in the issued and outstanding shares may adversely affect the market price of our common stock.

OUR CURRENT OFFICERS AND DIRECTORS COULD PERPETUATE THEMSELVES IN MANAGEMENT

        Our executive officers and directors could be deemed to beneficially own an aggregate of approximately 30% of our outstanding voting capital stock. This concentration of voting power could serve to perpetuate current management.

OUR SHAREHOLDERS DO NOT HAVE CUMULATIVE VOTING RIGHTS

        The holders of our capital stock do not have cumulative voting rights. Accordingly, the holders of more than 50% of our outstanding shares entitled to vote for the election of directors can elect all of our directors then being elected; the holders of the remaining shares by themselves cannot elect any directors.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL

        Certain provisions of our Certificate of Incorporation and By-laws may have the effect of discouraging, delaying or preventing a take-over attempt that could be in the best interests of our stockholders. These provisions, among others, separate our Board of Directors into three classes and require a vote of at least 80% of the combined outstanding voting shares to amend any of the provisions of the Certificate of Incorporation relating to the election, number or terms of directors. Directors may only be removed, prior to the expiration of their respective terms, for cause and by vote of the stockholders. Our Board of Directors also has the right, without further action of the stockholders, to issue and fix the terms of preferred stock which could have rights senior to the common stock. We are also subject to the "business combination" provision of the Delaware General Corporation Law, which imposes procedures impeding business combinations with "interested stockholders" that are not approved by our Board of Directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information set forth in this registration statement includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we may publish "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act or make oral statements that constitute forward-looking statements. These forward-looking statements may relate to such matters as anticipated financial performance, future revenues or earnings, business prospects, projected ventures, new products, anticipated market performances and similar matters. The words "budgeted," "anticipate," "project," "estimate," "expect," "may," "believe," "potential" and similar statements are intended to be among the statements that are forward looking statements. Because these statements reflect the reality of risk and uncertainty that is inherent in our business, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date hereof.

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, we caution you that a variety of factors could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, those set forth under the caption "Risk Factors" above and in the documents incorporated by reference.

        We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect unanticipated events or developments.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock by the selling security holders, although we will receive the exercise price of the warrants upon exercise by the selling security holders, to the extent that the warrants are exercised for cash. We plan to use the proceeds from the exercise of these warrants for working capital. All proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling security holders who offer and sell their shares.

SELLING SECURITY HOLDERS

        On September 23, 2003, we closed a private placement of $1,127,500 principal amount of 11% convertible subordinated notes due August 31, 2008 that are convertible into an aggregate of 2,622,098 shares of common stock and warrants to purchase an additional 2,622,098 shares of common stock. This prospectus covers the 5,244,196 shares of common stock that are issuable upon conversion of those notes and warrants as well as 314, 651 shares of common stock issuable upon the exercise of warrants issued as part of the placement fee related to the closing of the private placement. In addition, this prospectus covers 175,000 shares of common stock that we are currently committed to issue and 1,727,506 shares of common stock issuable upon the exercise of previously issued and outstanding warrants. We have listed below:

  •
  the name of each selling security holder;

  •
  the number of shares of common stock beneficially owned by the selling security holder as of the date of this prospectus;

  •
  the maximum number of shares of common stock being offered by each of them in this offering; and

  •
  the number of shares of common stock to be owned by the selling security holder after this offering (assuming sale of such maximum number of shares).

        Except as otherwise noted below, during the last three years no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company, other than as a stockholder, during that period.

        The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares of common stock included in this prospectus. The information contained in the following table is derived from information furnished to us by or on behalf of the selling security holders. The following table assumes the sale of all shares included in this prospectus.

        For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to options, warrants or other rights exercisable within 60 days.

        As explained below under "Plan of Distribution," we have agreed with the selling security holders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

        In some instances, the shares of common stock offered pursuant to this prospectus may be sold by the pledges, donees, transferees, assignees or other successors-in-interest that receive their shares from a selling security holders as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, and the term

"selling security holders" as used herein shall include such pledgees, donees, transferees, assignees or other successors-in-interest.

Name	Common Stock Beneficially Owned prior to the Offering	Shares That May Be Offered	Number of Shares Beneficially Owned after the Offering(1)	Percent of Shares Beneficially Owned after the Offering(1)
Jeffrey Lipkin (2)	80,000	80,000	—	—
Mark Chesen (3)	112,876	112,876	—	—
Allyson DeMatteo (3)	61,898	61,898	—	—
Matthew Karlson (3)	61,898	61,898	—	—
J. Scott Victor (3)	61,898	61,898	—	—
Glenn Bernabeo (3)	13,905	13,905	—	—
Michael Goodman (3)	23,626	23,626	—	—
Christopher Walsh (3)	13,905	13,905	—	—
Mark Heskell (4)	50,000	50,000	—	—
Richard Berkley (4)	50,000	50,000	—	—
Duncan Capital LLC (5)	100,000	100,000	—	—
Michael Palitz	51,000	50,000	1,000	*
Elinora and Sophie Palitz, JTIC		50,000
John S. Cunningham	150,000	100,000	50,000	—
The Intergroup Corporation (6)	2,325,582	2,325,582	—	—
MCF Corp. (7)	116,280	116,280	—	—
Robert E. Ford (8)	23,256	23,256	—	—
Gregory Curhan (8)	34,886	34,886	—	—
Jonathon Merriman (8)	116,280	116,280	—	—
Brock Ganeles (8)	116,280	116,280	—	—
Kenneth R. Werner Revocable Trust (8)	116,280	116,280	—	—
Chester White (8)	46,512	46,512	—	—
Peter Marcil (8)	23,256	23,256	—	—
John V. Winfield (9)	4,914,716	4,651,166	263,550	3.5%
Herbert M. Pearlman (10)	731,980	50,000	681,980	8.5%
Julia Pearlman	45,000	5,000	40,000	*
Lee Pearlman	45,000	5,000	40,000	*
Larry Marolda	45,000	5,000	40,000	*
Stephen M. Oristaglio 1995 Revocable Trust dated 6/26/95, Stephen M. Oristaglio Trustee	737,500	737,500	—	—
Walter M. Craig, Jr. (11)	2,665,185	220,000	2,445,185	24.5%
R. Keith Fetter (12)	50,000	50,000	—	—
Merriman Curhan Ford and Co. (13)	314,651	314,651	—	—

*
less than 1%.

1.
Assumes the sale of all shares offered hereby and no other transactions in the common stock by the selling security holders.

2.
Mr. Lipkin serves as a consultant to us with respect to financings, mergers, acquisitions and audit procedures in connection with our financing operations.

3.
This individual is affiliated with SSG Capital Advisers, L.P. ("SSG Capital"), which is the successor to certain operations of Berwind Financial, L.P. ("Berwind"). Berwind assisted us in obtaining a credit facility for our principal subsidiary. SSG Capital continues to act as an investment banker and advisor to us with respect to capital raising activities.

4.
This individual is affiliated with Roccus Capital Partners, L.L.C., which acts as an investment banker for us with respect to capital raising activities.

5.
This entity acts as an investment banker for us with respect to capital raising activities.

6.
John V. Winfield is the Chairman, President, Chief Executive Officer and the owner of over 50% of the outstanding shares of common stock of this entity. The amount set forth does not include the shares owned by Mr. Winfield.

7.
This entity is affiliated with Merriman Curhan Ford and Co., which was the placement agent with respect to our private placement of $1,127,500 principal amount of 11% convertible subordinated notes due August 31, 2008, and accompanying warrants. The amount set forth for this entity does not include any shares owned by Merriman Curhan Ford and Co.

8.
This individual is affiliated with Merriman Curhan Ford and Co., which was the placement agent with respect to our private placement of $1,127,500 principal amount of 11% convertible subordinated notes due August 31, 2008, and accompanying warrants. The amount set forth for this individual does not include any shares owned by Merriman Curhan Ford and Co.

9.
Mr. Winfield is the Chairman, President, Chief Executive Officer and the owner of over 50% of The InterGroup Corporation. The shares that are set forth as beneficially owned by Mr. Winfield and that are being offered by him include the shares owned by that entity.

10.
Mr. Pearlman was our Chairman of the Board and President until his resignation in April 2001.

11.
Mr. Craig is our Chairman of the Board. The shares of common stock that are beneficially owned by him includes shares owned by Coast Capital Partners, L.L.C., of which Mr. Craig is the managing director and sole member.

12.
This individual is an affiliate of Duncan Capital LLC. The amount set forth for this individual does not include any shares owned by Duncan Capital LLC.

13.
This entity was the placement agent with respect to our private placement of $1,127,500 principal amount of 11% convertible subordinated notes due August 31, 2008, and accompanying warrants.

PLAN OF DISTRIBUTION

        The selling security holders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the transferee or other successors in interest as selling security holders under this prospectus.

        The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution of which we are notified by the selling security holders.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock; provided, however, that the selling security holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling security holders against certain liabilities, including liabilities arising under the Securities Act.

        To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Exchange Act may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling security holder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by that selling security holder.

LEGAL MATTERS

        Certain legal matters relating to the legality of the shares offered hereby have been passed upon for our company by St. John & Wayne, L.L.C., Heron Tower, 70 East 55th Street, New York, New York 10022. Lee A. Albanese, Esq., an attorney who is a partner of St. John & Wayne, L.L.C. is one of our directors and owns or has the right to acquire, a total of approximately 24,000 shares of our common stock. Michael R. Epps, Esq., an attorney who is affiliated with St. John & Wayne, L.L.C. is our corporate secretary and has been granted common stock purchase options to acquire 65,000 shares of our common stock.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2002 incorporated by reference in this prospectus have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Company as of December 31, 2001 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses of EquiFin, Inc. in connection with the distribution of the securities being registered:

Registration Fee	$470.83
American Stock Exchange Listing Fee	$22,500*
Legal Fees and Expenses	$10,000*
Accounting Fees and Expenses	$10,000*
Miscellaneous Expenses	$1,000*

TOTAL	$43,970.83*

*
Estimated

Item 15.    Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if the indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, the indemnitee must not have had reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the General Corporation Law provides, in general, that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

        Section 145(g) of the General Corporation Law provides in general that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

        The Company's By-laws and Amended and Restated Certificate of Incorporation provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law.

        Section 102(b) of the General Corporation Law permits a Delaware corporation, by so providing in its Certificate of Incorporation, to eliminate or limit the personal liability of a director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. The General Corporation Law, however, provides that no such limitation of liability may effect a director's liability with respect to any of the following: (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful purchase or redemption of its capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

        The Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors to the fullest extent permitted by Section 102(b) of the General Corporation Law.

        The Company has entered into an agreement with each Selling Stockholder which provides for reciprocal indemnification between the Company and the Selling Stockholder against certain liabilities in connection with this offering.

Item 16.    Exhibits

Exhibit Number	Description
4.1	Reference is made to Registrant's Registration Statement on Form 8-A filed with the SEC on February 2, 1987, which is incorporated herewith by reference
5.1	Opinion of St. John & Wayne, L.L.C., as to the legality of the securities to be registered [Filed herewith]
23.1	Consent of J.H. Cohn LLP [Filed herewith]
23.2	Consent of B.D.O. Seidman LLP [Filed herewith]
23.3	Consent of St. John & Wayne, L.L.C. [included in Exhibit 5.1]
24.1	Power of Attorney [included on the signature page hereof]

Item 17.    Undertakings

        The Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  Not Applicable;

           (ii)  Not Applicable;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        (4)   For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial "bona fide" offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the Securities and Exchange Commission has informed the registrant that such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spring Lake, New Jersey on November 19, 2003.

EQUIFIN, INC.
By:	/s/ WALTER M. CRAIG, JR. Walter M. Craig, Jr.; Chief Executive Officer and Chairman of the Board (principal executive officer)

By:	/s/ DANIEL T. MURPHY Daniel T. Murphy; Chief Financial Officer (principal financial and accounting officer)

        Each person whose signature appears below constitutes and appoints Walter M. Craig, Jr. and Daniel T. Murphy true and lawful attorneys-in-fact and agents each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ WALTER M. CRAIG, JR. Walter M. Craig, Jr.	Chairman of the Board of Directors and Chief Executive Offer	November 19, 2003
/s/ THOMAS D. WERBLIN Thomas D. Werblin	Director	November 19, 2003
/s/ DANIEL T. MURPHY Daniel T. Murphy	Director	November 19, 2003
/s/ LEE A. ALBANESE Lee A. Albanese	Director	November 19, 2003
/s/ JOHN E. STIEGLITZ John E. Stieglitz	Director	November 19, 2003

INDEX TO EXHIBITS

Number	Description	Sequential Page No.
5.1	Opinion of St. John & Wayne, L.L.C.
23.1	Consent of J.H. Cohn LLP, Independent Public Accountants
23.2	Consent of BDO Seidman, LLP Independent Auditors
23.3	Consent of St. John & Wayne, L.L.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereof)

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
EQUIFIN, INC.
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS